Exhibit 99.3


Office
Multifamily
Land
Bruce Woodbury Beltway
215 Bruce Woodb

PACIFIC OAK
CAPITAL ADVISORS

PACIFIC OAK SOR (BVI) Holdings LTD

Capital Market Presentation Update Based on Q4-2024 Reports

-April 2025-


Single Family Rentals
Hotel
QUEEN &

Disclaimer

This presentation represents an English translation provided for convenience purposes only. This is not an official translation and is not binding. Whilst reasonable care and skill have been exercised in the preparation hereof, no translation can ever perfectly reflect the original Hebrew version. In the event of any discrepancy between the Hebrew version and this translation, the Hebrew version shall prevail.

This presentation does not constitute an offer of securities by Pacific Oak SOR (BVI) Holdings Ltd (hereinafter: the "Company") to the public and should not be construed as an offer of securities to the public. This presentation is a capital market update by the Company. The information contained in this presentation and any other information that will be provided during the presentation (hereinafter: the "Information") does not constitute a recommendation or opinion of an investment advisor or a tax advisor. Information is provided in summary form only. Investments in Company's securities generally carries risk. It should be taken into account that past data does not necessarily indicate future performance. The purchase of Company's securities requires a thorough study of its financial statements and the information published by the Company and their analysis from legal, accounting, taxation and economic perspectives.

The information contained in this presentation may be presented differently from the manner in which it was presented in the Company's reports, but it can be calculated from the data included in those reports. Additionally, the information below is presented in this presentation for the first time: Annualized NOI data (as stated on slide 3), a summary of the bond expansion (slide 4), a graphical representation of the increase in the residential component in the Company's asset portfolio by equity value (as stated on slide 5), a graphical representation of the Company's bond redemption history (as stated on slide 6), historical information on Sale Price, Investment Cost Basis, Sale Price VS Cost Basis data (as stated on slide 7), a summarization of equity values in properties and other assets (slide 8), an overview of our strategies for liquidity and asset stabilization (slide 9), sensitivity analysis in the Company's residential assets and the Company's activities to reduce operating costs while increasing occupancy rates (as stated on slide 10), information regarding the delivery of Phases to the tenant in the William 110 property and the expected completion dates as well as expected sales value (as stated on slide 11-12), gross profit data by assets and areas of activity as of December 31, 2024 (as stated on slide 13); occupancy rates in the Company's asset portfolio over the last five quarters (as stated on slide 14), remaining debt liabilities as of December 31, 2024, as well as information regarding the status of the loan in the Sacramento 353 asset (55%) (as stated on slide 15); the Company's plans regarding potential sale transactions identified in its assets, in addition to those of Park Highlands (as stated on slide 16), a summary on loan-to-value (slide 17), and detail on the pledged assets of the issuance including fair value and LTV data, as well as status on the Series C issuance including information about the purchase of Park Highlands lands, as of December 31, 2024 (as stated on slides 18-23).

The information below constitutes "forward-looking information" as defined in the Securities Law (1968) (the "Information"): The Company's plans to sell assets, including the sale of Park Highlands lands, residential properties, office assets, and other potential assets (as stated on slide 16), the sensitivity analysis and forecast of the impact of reducing operating costs in the residential assets (PORT) and increasing occupancy rates in the properties on NOI and the value calculated on the current capitalization ratio (as stated on slide 10), expected dates for delivering Phase B and C to the tenant in the William 110 property and recapitalization economics (as stated on slide 11-12), the forecast provided in the example of TI investments in the Marq property and its impact on occupancy rates and NOI in the property (as stated on slide 9), expected dates for completing the sale transactions of Park Highlands lands and the revenues from them (as stated on slide 16), debt maturity schedule of the Company as of December 31, 2024, as well as the Company's plans to enter into agreements to extend the repayment period and/or refinancing and/or sale of assets as stated (on slide 15).

The information regarding the sale transactions of Park Highlands lands, including the expected completion dates, completion itself, and the revenues derived from them, is based on the aforementioned sale agreement and the ongoing dialogue with the buyer. This information may not materialize if there are adverse changes in the real estate market where the asset is located, due to the non-fulfillment of the conditions precedent to the agreement's completion, the buyer's withdrawal from the agreement, and the materialization of the risk factors detailed in section 1.18 of Chapter A of the Company's periodic report for 2023.

The information regarding potential sale transactions, in addition to those concerning Park Highlands lands, is based on the information and calculations prepared by the Company and the dialogue with potential buyers, which may not materialize or may only partially materialize due to changes in the economic environment in which the Company's assets are located and the materialization of the risk factors as stated in section 1.18 of Chapter A of the periodic report for 2024.

The information regarding the expected dates for delivering Phase B and C to the tenant in the William 110 property is based on the lease agreement for the property and the progress of the improvements being made in the property for the tenant. This information may not materialize or may only partially materialize due to changes in the economic environment in which the property is located, delays in the improvements being made in the property, and the materialization of the risk factors as stated in section 1.18 of Chapter A of the periodic report for 2024.

The information regarding the Company's forecast for the impact of TI investments in the Marq property on occupancy rates and NOI in the property is based on economic calculations made by the Company based on existing lease agreements and negotiations for entering into new lease agreements. These forecasts may not materialize or may partially or differently materialize from what is stated, due to changes in the economic environment in which the property is located, the non-materialization of the aforementioned negotiations into binding lease agreements, or changes in the terms of the final lease agreements as well as the materialization of the risk factors as stated in section 1.18 of Chapter A of the periodic report for 2024.

The information regarding the impact of reducing operating costs in the residential assets (PORT) and increasing occupancy rates in the properties on NOI and value is based on economic calculations made by the Company based on the operation of residential assets, the current capitalization ratio, and the Company's experience in the field. These forecasts may not materialize or may partially or differently materialize from what is stated due to changes in the economic environment in which the residential assets are located, capitalization ratios, and the materialization of the risk factors as stated in section 1.18 of Chapter A of the periodic report for 2024.

The information regarding debt maturities as of December 31, 2024, is based on the terms of the loan agreements, calculations made by the Company, and negotiations conducted by the Company with existing and potential lenders and its experience in this field. This information may not materialize or may partially materialize if the negotiations with the lenders do not mature, due to the negative impact of inflationary trends and federal interest rates as stated in section 1.6.8 of Chapter A of the periodic report for 2024, due to adverse changes in the real estate market where the assets are located, and due to the materialization of the risk factors detailed in section 1.18 of Chapter A of the periodic report for 2024.

PACIFIC OAK
2

About Pacific Oak

Pacific Oak Group was established by Keith Hall and Peter McMillan III. Its professional advisory company, Pacific Oak Capital Advisors, serves as the advisor to Pacific Oak SOR (BVI) Holdings LTD ("the Company"), the Company's parent Pacific Oak Strategic Opportunity REIT which is a public non-traded REIT in the U.S., and as the U.S. asset manager for Keppel Pacific Oak US REIT ("KORE") which is a publicly traded REIT on the main board of the Singapore Exchange Securities Trading Limited (SGX-ST).

The group has approximately $4 billion of real estate assets under management.

Company Figures as of Q4-2024:

Equity: $523.9M
Net Debt to Net Cap: 67.3%
Loan-to-value, Consolidated: 49.3%; including JV Share 51.9%
Net operating income: $56.3M (Annual NOI for consolidated investments);
$57.8M (Annual NOI including the Company's share of unconsolidated joint venture properties)

Current S&P Maalot Rating Bond B and D Rating ilA; with a negative outlook
Bond C Rating ilAA- (first position)

Strong track record in the Israel Capital Market - The first bonds in the Israeli Market were issued more than 9 years ago. The group has been a public (non-traded) REIT in the U.S since 2010.

Company is actively working on reducing leverage through strategic asset sales and stabilization at 110 William.


Multifamily:
1180 Raymond Boulevard,
Newark, NJ

PACIFIC OAK
3

Portfolio Strategic Shift

Reinvesting in SFR and Class A Properties (i.e., 110 William)

As of Sep. 30th, 2015
(the financial figures prior to the Bond A offering)


71.9%
5.6%
16.4%
6.1%
Office
SFR & Apartments
Land
Other

The Company's strategy is to continue this shift in the coming years.

As of Dec. 31, 2024


1.2%
1.5%
17.5%
27.9%
31.2%
20.7%
Office
Excluding 110 William
110 William
Residential Homes & Apartments
Land
Hotel
Equity Securities

PACIFIC OAK
4

5 Bond Redemption Overview 9 years with Israeli capital markets Series A complete repayment: NIS 1.2B (~$335.5M)(1) - 500,000,000 1,000,000,000 1,500,000,000 2,000,000,000 2,500,000,000 Principal repaid Outstanding principal Redemptions vs. Outstanding (in NIS) Series D Series C Series B Series A Series B early repayment: NIS 313M (~$85.6M)(1) (1) Using the FX rate of 3.6365 NIS/USD as of market close December 31, 2024. Series C early repayment: NIS 218M (~$58.5M) (1) Co m pa ny ’s Di sp os iti on H ist or y 6 The Company’s strategies have been validated by its strong track record of realized value growth. The Company’s property sales have generated $533.5 million of return on investment relative to its cost basis, representing a 33% unlevered realized gain over the cost basis. Consistent with the prior years, the Company will continue in the future to sell properties when they have reached their potential. (1) Equals the sale price, net of seller concessions, without adjusting for joint venture partners’ share. Excludes selling costs and fees. (2) Equals the acquisition price (excluding acquisition costs and fees) plus capital expenditures and allocated cost for acquisitions of minority interests in joint ventures, without adjustment for joint venture partners’ share of joint ventures. Excludes depreciation recorded on the books. (3) Properties were sold prior to the Company’s initial bond offering on TASE in March 2016. (4) Reflects the sale of 11 properties to subsidiaries of Keppel-KBS US REIT, a then newly formed Singapore real estate investment trust (the “SREIT”) which was listed on the Singapore Stock Exchange. The SREIT has been renamed Keppel Pacific Oak US REIT. Acquisition Disposition Sale Cost Basis Sale Price vs. Property Date Date Sq. Ft. Price, net (1) at Sale (2) Cost Basis Roseville (3) Jun-11 Multiple 113,341 7,989,000$ 6,022,930$ 1,966,070$ Richardson Portfolio (3) Nov-11 Multiple 293,887 38,592,133 25,983,292 12,608,841 Powers Ferry Landing (6151 & 6201 Bldgs) (3) Sep-12 Oct-13 246,475 18,540,128 11,856,283 6,683,845 Village Overlook (3) Aug-10 Aug-14 34,830 1,485,000 2,536,236 (1,051,236) 1635 N. Cahuenga (3) Aug-11 Mar-15 34,666 16,389,000 8,857,643 7,531,357 Academy Point (3) Nov-10 Sep-15 92,099 3,500,000 4,599,826 (1,099,826) 50 Congress Street (3) Jul-13 May-17 179,872 78,784,521 55,181,314 23,603,206 SREIT (11 Properties) (4) Multiple Nov-17 3,103,313 795,385,695 670,876,898 124,508,797 Central Building Jul-13 Jul-18 193,968 67,351,484 39,873,064 27,478,420 Westpark Portfolio May-16 Nov-18 782,035 166,424,343 144,668,958 21,755,386 Bedford Jan-14 Jan-19 49,220 43,786,766 41,415,046 2,371,720 Burbank Dec-12 Jul-19 39,035 25,900,000 18,806,736 7,093,264 125 John Carpenter Sep-17 Nov-19 445,317 99,557,239 88,900,923 10,656,316 City Tower Mar-18 Jul-21 435,177 146,889,055 163,657,096 (16,768,041) Springmaid Beach Resort Dec-14 Sep-22 N/A 91,000,000 69,521,367 21,478,633 Madison Square School Building Oct-17 May-23 31,842 6,400,000 2,623,240 3,776,760 Pacific Oak Residential Trust (319 Homes) Multiple Multiple N/A 45,486,764 36,328,719 9,158,045 Park Highlands Multiple Multiple N/A 386,667,117 88,082,021 298,585,096 Lofts at Noho Commons Nov-16 Sep-24 N/A 92,500,000 119,346,285 (26,846,285) Total 6,075,077 2,132,628,245$ 1,599,137,879$ 533,490,366$ Value Creation History 7 Bond Coverage(1), as of December 31, 2024 (1) Owner’s net equity plus bonds net. Figures are as of December 31, 2024, and do not reflect subsequent events such as the Series B bond paydown in January 2025. (2) Using figures reflected in the Statement of Financial Position, Equity value in properties is calculated as the property value, less secured debt principal balance, adjusted for the Company’s share of joint venture properties. (3) Primarily consists of approximately $24 million in Park Highlands development obligations, approximately $11.2 million in reserves for Bond Series B, C and D interest and expenses, with the remaining representing other lender reserves. (4) Represents the Park Highlands land. Approximately 183 remaining developable acres is under a sale contract executed March 10, 2024 and according to which the expected closings are in December 2026 and December 2027 contingent upon satisfaction of certain conditions. (5) Reflects equity values of $23.2 million for 210 W. 31st Street (a redevelopment in New York, NY), $22.1 million for the Richardson developable land, and $10.5 million for the Q&C Hotel. (6) Total of other assets and liabilities in the Statement of Financial Position, which, combined with liquidity and equity values in properties presented, equals the bond coverage value. Bond Coverage December 2024 % Value ($000’s)(2) of Total Cash & Cash Equivalents 55,856 6.6% Restricted Cash(3) 42,376 5.0% Equity Securities 13,154 1.6% Subtotal – Liquidity $ 111,386 13.1% Equity Value in Land Under Sale Contract(4) 102,141 12.0% Equity Value in Residential (SFR & Apartments) 269,554 31.8% Equity Value in 110 William (our share) 155,430 18.3% Equity Value in Office (Excl. 110 William) 241,224 28.4% Equity Value in Other Properties (5) 55,751 6.6% Subtotal – Equity Value in Properties $ 824,101 97.1% Other Assets/(Liabilities), net (6) (87,135) (10.3%) Total – Fair value of assets less mortgages $ 848,351 100.0% (Owner’s Net Equity + Bonds Net) Liquidity Equity in Land Under Sale Contract Equity in Residential Properties Equity in 110 William Equity in Offices (Excl. 110 William) Equity in Other Properties Other Assets/(Liabilities) Series B Series C Series D ($100,000) $0 $100,000 $200,000 $300,000 $400,000 $500,000 $600,000 $700,000 $800,000 $900,000 $1,000,000 $1,100,000 $1,200,000 Bond Coverage Bond Principal Bond Coverage 8 Asset Sales & Financings, to Manage Liquidity With the forecasted property sales below, the Company remains strategic in managing liquidity. (1) Represents the Park Highlands land under a March 10, 2024 executed contract. Approximately 183 remaining developable acres are expected to close in December 2026 and December 2027 contingent upon satisfaction of certain conditions. (2) Proceeds are calculated using estimated fair values (or cost basis, where applicable) as of December 31, 2024, less debt principal and buyer deposits, and adjusted for the Company’s share of joint ventures. Note that potential sales of Financial assets at fair value through profit or loss was not included above. The Company has 388,237,587 ILS due for the Series B payoff in January 2026 (~$106,761,000 USD (2)); estimated equity proceeds as a result of the potential sales targets and ones under contract are well above the maturing debt in the next 12 months. The Company plans to generate liquidity through 2025 and 2026 from (i) selling properties and/or partial interests therein, (ii) extending the maturing debt, (iii) pursuing opportunities for new debt and (iv) expected NOI increases from 110 William stabilization and PORT’s optimization. 2025 2026 TOTAL, 2025-2026 2025: 2026: TOTAL, 2025 & 2026: Equity Proceeds Equity Proceeds Equity Proceeds (2) (After Series C) (After Series C) (i) Under Sale Contract Park Highlands Village 2 (Est. Closing Dec. 2026) (1) -$ 25,099,462$ 25,099,462$ Subtotal - Under Sale Contract - 25,099,462 25,099,462 (ii) Potential Sales Targets Office Properties 23,410,000 - 23,410,000 Residential Homes 55,000,000 - 55,000,000 Other Strategic Properties 54,508,000 - 54,508,000 Subtotal - Potential Sales Targets 132,918,000 - 132,918,000 TOTAL 132,918,000$ 25,099,462$ 158,017,462$

Cash Flow Forecast as of December 31, 2024

Currency: $ USD 000 (Solo)	Ref	FY25	FY26
Beginning cash balance	1	704	168,477
Cash flows from operations:			
Share in operating profit of investees, net	2	47,666	61,733
Cash expected to be transferred from investees, net	3	13,900	-
G&A expenses to investees		(2,645)	(2,645)
Total cash flows from operations		58,921	59,088
Cash flows from investing:			
Distributions from investees, net		103,018	(4,108)
Total cash flows from investing	4	103,018	(4,108)
Cash flows from financing:			
Proceeds from new financings		64,000	-
Series B principal payments		(20,653) *	(106,466)
Series C principal payments		(10,218)	(25,100)
Interest payments on bonds payable		(27,295)	(22,331)
Total cash flows from financing	5	5,834	(153,897)
Net change in cash		167,773	(98,917)
Ending cash balance		168,477	69,560

Notes:

1. **Beginning cash balance -** Represents cash and cash equivalents of $0.7 million as of December 31, 2024. The model excludes restricted cash of $42.4 million and cash and cash equivalents of $55.1 million held at the investee level and could be accessed by the Company.
2. **Cash flows from operations -** Represents the share of operating profit from investees, and the model forecasts changes to leasing activity, which includes occupancy and rental rates and offset by capital expenditures required (investing activity).
3. Represents cash expected to become free cash and transferred to the Company from the subsidiaries, following partial repayments of senior loans on properties as part of the exercise of extension options for such loans.
4. **Cash flows from investing - FY25** primarily includes gross proceeds from the sales of office ($35.4 million), residential homes ($110.0 million) and other strategic properties ($126.4 million) of $271.8 million and offset repayment of mortgage loans related to the sales of office ($12.0 million), residential homes ($55.0 million) and other strategic properties ($61.7 million) of $128.7 million, capital expenditures of $21.3 million and mortgage interest of $23.5 million. **FY26** primarily includes gross proceeds from the sale of Park Highlands of $50.2 million, $5.0 million distribution from the 110 William Joint Venture, offset by capital expenditures of $26.6 million and mortgage interest of $24.3 million.
5. **Cash flows from financing -** Primarily includes proceeds from new financings of $64.0 million, which will either come from U.S. financing or a new bond financing that includes unencumbered parcels from Park Highlands and 210 W. 31st St., Series B principal payments $20.6 million in January 2025* and $106.4 million in January 2026, Series C principal payment of $10.2 million and $25.1 million related to the 2025 and 2026 pledged land sales, respectively and interest payments on bonds and mortgage loans.

* The January 2025 Series B principal payment of $20.6 million was complete as of the date of this presentation.

This forecast is based on current assumptions and market conditions; however, there can be no assurance that it will be met. Actual results may vary.

PACIFIC OAK

9

Residential Home Portfolio – Sensitivity Analysis

PORT's Net Operating Income is forecasted to experience cost reductions and increased occupancy in FY25, which directly impacts values.

Net Operating Income – changes to cost and occupancy

Cost Reduction	Occupancy: As-is	Occupancy: 95%	Occupancy: 98%
As-is	16,141	16,845	17,901
-2%	16,522	17,226	18,282
-5%	17,094	17,798	18,854

In December 2024, the company partnered with Second Avenue Group ("SAG") for portfolio management. SAG previously enhanced NOI and operations in PORT's 257 Jacksonville homes within months of acquisition. The partnership is expected to drive similar improvements in FY25.

SFR remains a highly regarded asset class. Given the latest M&A trends in residential REIT's (e.g., Blackstone's $3.5B acquisition of Tricon Residential, proposed $7.1B acquisition of ESR Group by Starwood Capital Group in Dec24) we believe it is highly likely any sale would exceed the current cap rates.

PACIFIC OAK

*The sensitivity analysis depicted on this slide is for illustrative purposes only. There can be no assurance that the Company will be able to achieve cost reductions and increase occupancy in its residential home portfolio or that the post-optimization values will be realized.

10

Residential Home Portfolio

In the USA - Approx. 4.3 million Residential Homes were sold in twelve months leading up to February 2025

Median home price is approximately $400k compared to the PORT residential homes of $195k

Average home is on the market for 42 days before being sold which shows that demand is strong.



Median Price of Existing-Home Sales
$450,000
$400,000
$350,000
$300,000
$250,000
$200,000
$150,000
$366,900
$354,300
$413,800
$363,600
$410,100
$383,800
$426,900
$398,400
EHS Median Price
NATIONAL ASSOCIATION OF REALTORS®



REALTORS® Confidence Index Survey
Percentage of sales
31
26
16
21
32
33
3
3
42
38
First-time Buyers
Sales to Investors
Cash Sales
Distressed Sales
Days on the Market
Feb-25
Feb-24
NATIONAL ASSOCIATION OF REALTORS®

Source: National Association of Realtors, February 2025 Existing Home Sale Statistics

PACIFIC OAK

11

110 William Recapitalization Economics

Based on the latest trends of return-to-office mandates and increased demand of Class A properties in New York City we believe there is high probability of a 110 William office sale after stabilization is achieved in the third quarter of FY25.

Period	Fair value	Debt	LTV
December 31, 2024	$464,900,000	277,558,000	59.7%
December 31, 2025 (est.) (3)	$550,000,000	315,656,000	57.4%


Reuters World Business Markets Sustainability Legal Breakingviews Technology Investigations

New York workers' return to office ignites deal hopes in battered real estate market

By Saeed Azhar, Matt Tracy and Carolina Mandl

March 7, 2025 3:33 AM PST · Updated 19 days ago

Company share (1)	100%
Projected NOI (2)	$27 Million
Expected Stabilization	Q4 2025

(1) Company's share represents our common interest, we hold 77.% in preferred interest. The JV agreement is according to a waterfall.
(2) Represents NOI per 110 William before factoring in SOR's share of the joint venture.
(3) Forecast represents post-stabilization which is expected in the third quarter of 2025.
Forecasts and projections are inherently uncertain. There can be no assurance that these trends will continue or that these projected values will ultimately occur.

12

110 William Recapitalization Economics

Sensitivity Analysis of 110 William

- ➢ The adjacent table outlines our forecasted returns summary based on a waterfall of the deal structure. The below table presents a sensitivity analysis based on changes in cap rates.

Sensitivity Table - *Gross Returns based on Cap Rate Scenarios*

Cap Rate	**4.50%**	**4.75%**	**5.00%**	**5.25%**	**5.50%**	**5.75%**	**6.00%**
Gross Sale Price	630,331,729	597,156,374	567,298,556	540,284,339	515,725,960	493,303,092	472,748,796
PSF	679	643	611	582	555	531	509
	4.50%	4.75%	5.00%	5.25%	5.50%	5.75%	6.00%
Distributable Gross Receipts	305,313,956	273,357,796	244,597,252	218,575,808	194,919,949	173,321,122	153,522,196
Pac-Oak:							
	4.50%	*4.75%*	*5.00%*	*5.25%*	*5.50%*	*5.75%*	*6.00%*
Gross Receipts	255,704,041	235,331,989	216,997,142	199,831,523	182,089,629	165,890,508	151,041,314
(e.g. net proceeds to the Company)							

As companies call employees back to the office there is increasing demand from investors on high-value commercial properties. We expect this demand to continue to grow post-stabilization of 110 William.

13

110 William Update

640,000 SF LEASE SIGNED FOR 20-YEAR TERM WITH AA CREDIT-RATED TENANT (JUNE 2023), DEBT & EQUITY RESTRUCTURED (JULY 2023)

- ➢ The lease brings the building occupancy up to approximately 95%.
- ➢ Lease was the largest office lease signed in the market, year-to-date, as of lease signing on June 27, 2023.
- ➢ The tenant takes occupancy gradually (in phases of approximately 200,000 SF each) as improvements are completed.

CONSTRUCTION IS ON SCHEDULE

- ➢ Tranche A is expected to be delivered in April 2025, and Tranche B and Tranche C are expected to be delivered in June 2025 and August 2025 (marking "substantial completion of the work"). Full occupancy in the second half of 2025 is aligned with the original schedule.
- ➢ As of December 31, 2024, the Company completed funding its $105 million capital commitment.
- ➢ The fair value of the property as of December 31, 2024 was $465 million (following a Q4 increase of $60 million)
- ➢ Stabilized value expected to be approximately $550 million.



Finished 3rd floor



4th floor



4th floor



5th floor





5th floor



23rd floor



23rd floor



PACIFIC OAK

14

1180 Raymond St.

268,000 SF CLASS A APARTMENT BUILDING

The U.S. multifamily real estate sector is demonstrating resilience and modest growth in 2025, supported by several key factors:

- ➢ Steady Demand from supply dynamics
- ➢ Rent projections are anticipated to reach record highs in the sector
- ➢ Growth in multifamily mortgage debt has outpaced the overall commercial real estate sector



- ➢ Net operating income was $4.9 million in FY24
- ➢ Occupancy is 95.3%
- ➢ Fair Value is $70.7 million

- ➢ LTV is 56.2%
- ➢ Typical leverage for occupied apartment buildings 65% – 75% for conventional bank loans
- ➢ Situated in Newark's Central Business District

- ➢ **Modern Amenities** – Features luxury amenities like a fitness center, game room, concierge service, and high-end finishes.
- ➢ **Prime Location** – Situated in Newark's Central Business District, near major employers and transit hubs.
- ➢ **High-Quality Construction** – Originally built as an office building in the 1930s, it was converted into upscale apartments, maintaining its architectural appeal while offering modern interiors.

PACIFIC OAK

15

210 West 31st St

NEW YORK CITY COMMERCIAL DEVELOPMENT

- ➢ Fair Value is $29 million
- ➢ Liquidity option through sale or refinancing

- ➢ LTV is 0%, no first mortgage, previous loan of $15.0 million was repaid in two years (2022)
- ➢ Situated near Madison Square Garden, Penn Station


S

- ➢ Through a joint venture, KBS Strategic Opportunity REIT II acquired an 80% equity interest in a ground lease that expires on January 31, 2114, located at 210 West 31st Street in the Manhattan borough of New York City. Currently, the asset is subject to a ground lease.
- ➢ 210 West 31st Street is a development site featuring high visibility directly across from Madison Square Garden and Penn Station. In conjunction with the joint venture partner, the REIT could demolish the existing structure on the site and redevelop the property into a modern, all-glass retail building with a basement and a rooftop deck.
- ➢ On January 6, 2020 former New York Governor Andrew Cuomo announced the expansion of Penn Station to Block 780. As such, the subject property is subject to the government power of eminent domain or public taking.

PACIFIC OAK

16

17 Park Highlands Land Sales Under Contract (1) (1) Approximately 183 remaining developable acres is under a sale contract executed March 10, 2024 and according to which the expected closings are in December 2026 and December 2027 contingent upon the satisfaction of certain conditions. (2) Equals the sale price, net of seller concessions, including those related to infrastructure costs which can vary significantly by land parcel. Excludes selling costs and fees. The expected revenue mentioned above includes an amount of approximately $10 million deposit, which was paid to the company out of the third installment (December 2027) and does not include the extension fee amount that the company will be entitled to from the buyer starting from December 2025, totaling up to approximately $9.3 million. Disposition Sale Sale Price Parcels Date Acres Price (1) Per Acre (3) Sales Closed: Park Highlands Village 3 May-17 101.62 17,415,876 171,382 Park Highlands Village 3 South Feb-18 25.52 2,506,563 98,220 Park Highlands Village 4 Jul-18 82.97 19,268,850 232,239 Park Highlands West Oct-18 15.27 3,500,000 229,208 Park Highlands Village 1 PH 1 & 2 Jun-21 192.74 54,079,093 280,581 Park Highlands Casino Site Nov-22 66.86 52,086,511 779,038 Park Highlands Village 1 PH 3 First Closing Feb-23 71.43 36,655,303 513,164 Park Highlands Village 1 PH 3 Second Closing Oct-23 114.73 49,609,906 432,406 Park Highlands Village 1 PH 4 Oct-24 122.13 60,489,788 495,290 Park Highlands Village 2 PH 1 Dec-24 212.14 91,055,227 429,222 Total - Sales Closed as of Dec. 31, 2023 1,005.41 386,667,117 384,587 Sales Under Contract: Park Highlands Village 2 PH 2 (2) Dec-26 99.00 52,290,546 528,204 Park Highlands Village 2 PH 3 (2) Dec-27 84.33 51,654,227 612,502 Total - Sales Under Contract 183.33 103,944,773 566,982 Total - Sales Closed & Under Contract 1,188.74 490,611,890 412,716 Total – Sales Closed as of December 31, 2024 The sales will close out an incredibly profitable and timely investment by the Company, which had acquired the large acreage via joint venture deals in 2011 and 2013 at the depths of the housing bust and then subsequently bought out its joint venture partners. At the time of the partner buyouts in 2016, the Company’s acquisition basis was just $68.4 million or $55K per estimated developable acre(2). Following is a history of the Park Highlands land sales, which sale proceeds are expected to total $490.6 million upon the final closing: All of the Park Highlands land is under sales contract as of December 31, 2024. The sales are currently expected to close in December 2026 and December 2027 and to generate proceeds of $103.9 million before selling costs & fees.(1) 18 Bond C - Collateral Summary [1] As of December 31, 2024, (i) 145.0 acres of Park Highlands and (ii) 25.4 acres of Richardson serve as collateral for the Series C bonds of $39.0 million. This represents an unencumbered amount of 38.4 acres from Park Highlands. *LTV calculation does not include $10.0 million of buyer’s deposit related to the contracted sale of Park Highlands land. Per the Company’s Board of directors report as of December 31 2024, the LTV per the Series C deed of Trust calculation is 52.4% while taking into account the said deposit. Bond C is secured by a first deed mortgage (registration in the U.S.) on certain parts of (i) Park Highlands land and (ii) Richardson land. The mortgage includes a lien on the full rights in the assets and a lien on the property corporations. Total Collateral Value: $84,380,000. Refer to below for a list of assets pledged under the current Series C. In thousands # Name Location Acreage(1) Fair value(2) Debt LTV Usage 1 Park Highlands, Vil lage 2 (Pledged) Las Vegas, Nevada 145.0 62,300 28,831 46% Residential, plus Commercial Mixed-Use 2 Richardson Land I (Pledged) Richardson, Texas 14.0 14,010 6,483 46% 3 Richardson Land II (Pledged) Richardson, Texas 11.4 8,070 3,735 46% 170.4 $84,380 $39,049 46% Commercial Mixed-Use (Office/Retail/Hospitality/Mutli- Family) Total During the year ended December 31, 2024, we repaid $59.8 million of Series C bonds collateralized by Park Highlands undeveloped land in connection with two real estate dispositions. Bond C * (*) 19 Development of the area over the years Source: images from Google Earth KB Homes Phasing Plan Source: March 2025 Colliers Appraisal Update The Park Highlands land under contract was recently appraised at a value exceeding the contract price. If KB Homes reassesses closing in December 2026 and 2027 while investing in surrounding infrastructure through its completion guarantee, those investments would enhance the area's value, reinforcing the land’s value and making the increased valuation realizable.(*) *This is based on current assumptions and market conditions are subject to change; actual results may vary. 20 Richardson Lands, Palisades I & II (Bond C - Collateral) Company share in the property 100% Location of the land Richardson, Texas Property acquisition date November 2011 & September 2014 Area of the land (current) Palisades I-14.0 acres Palisades II-11.4 acres Land designation Planned Development for commercial mixed-use (Office/Retail/Hospitality/ Multi- Family). Value Total: $20.1M Palisades I – Pledged: $14.01M Palisades II – Pledged: $8.07M Debt As of December 31, 2024, specified lands in (i) Park Highlands and (ii) Richardson serve as collateral for the Series C bonds of $39.0 million. Refer to the ‘Collateral Summary’ in the previous tab for more detail. The collateral includes 25.04 acres. The collateral’s average value is $869K per acre. The Company originally acquired the site in two separate transactions in December 2011 and September 2014, and was successful in gaining approvals for a land development plan including zoning and density changes in 2014. The Company already sold some of the acreage, in two separate sales to a major homebuilder and a multi-family developer, back in 2015. The single-family land was sold for approximately $335,000/acre and the multi- family land was sold for approximately $922,000/acre.

Loan-to-Value Summary by Property

As of December 31, 2024 Pacific Oak maintains a LTV of approximately 52.2%. The typical commercial real estate LTV reaches up to 70%.

	As of December 31, 2024(1)			
Property	**Fair value**	**Debt**	**LTV**	**Unencumbered**
Residential Homes Portfolio	395,595	191,529	48.4%	204,066
110 William St (SOR's share), unconsolidated	385,867	230,437	59.7%	155,430
Eight & Nine Corporate Centre	70,711	20,000	28.3%	50,711
Park Highlands Land (Non-Pledged)	39,841	-	0.0%	39,841
Oakland City Center(3)	88,709	49,822	56.2%	38,887
The Marq(3)	88,187	49,528	56.2%	38,659
Park Highlands Land (Pledged)(2)	62,300	28,831	46.3%	33,469
1180 Raymond(3)	70,744	39,732	56.2%	31,012
210 West 31st Street	29,000	-	0.0%	29,000
Georgia 400 Center	66,277	39,662	59.8%	26,615
Crown Pointe	80,142	54,738	68.3%	25,404
Richardson Office	35,428	12,018	33.9%	23,410
Madison Square	36,636	20,722	56.6%	15,914
Park Centre(3)	31,612	17,754	56.2%	13,858
Q&C Hotel	33,600	21,966	65.4%	11,634
Lincoln Court	40,683	31,325	77.0%	9,358
Richardson Land II(2)	14,010	6,483	46.3%	7,527
Richardson Land I(2)	8,070	3,735	46.3%	4,335
Total including Unconsolidated	**1,577,412**	**818,282**	**51.9%**	**759,130**
Consolidated, excluding 110 William	**1,191,545**	**587,845**	**49.3%**	**603,700**

(1) The information in this table does not include debt of approximately $112 million for the Sacramento 353 property (the company's share is 55%). Refer to the Debt Maturities footnote for more detail.
(2) Note that the Series C bond, discussed in the subsequent tabs, includes pledged land from (i) Richardson Land I, (ii) Richardson Land II, and (iii) and Park Highlands encumbered land. There a remains a portion of unencumbered Park Highlands land. A hypothetical allocation of the bond balance has been allocated based on the property fair values.
(3) As discussed in the Debt Maturities slide the Bank of America portfolio loan is cross-collateralized by (i) Oakland City Center, (ii) The Marq, (iii) Park Centre, and (iv) 1180 Raymond. The table above reflects a hypothetical allocation of the debt balance based on the fair value of the properties.

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Gross Profit by Property & Sector

			Gross Profit ($000's) [1]				
Property Name	**City, State**	**Property Type**	**Q4 2024**	**Q3 2024**	**Q2 2024**	**Q1 2024**	**Trailing 4 quarters**
Richardson Office Portfolio	Richardson, TX	Office	$ 373	$ 411	$ 462	$ 149	$ 1,395
Park Centre	Austin, TX	Office	309	455	376	440	1,579
Crown Pointe	Dunwoody, GA	Office	1,095	706	1,032	1,143	3,976
Marquette Plaza	Minneapolis, MN	Office	1,840	1,522	2,047	2,101	7,510
8 & 9 Corporate Centre	Nashville, TN	Office	1,608	1,555	1,519	1,412	6,093
Georgia 400 Center	Alpharetta, GA	Office	1,029	942	844	996	3,811
Lincoln Court	Campbell, CA	Office	658	595	504	537	2,294
Oakland City Center	Oakland, CA	Office	1,533	725	720	1,039	4,018
Madison Square (JV)	Phoenix, AZ	Office	813	335	175	266	1,589
		Subtotal - Consolidated Office	*9,257*	*7,248*	*7,678*	*8,081*	*32,263*
1180 Raymond	Newark, NJ	Apartment	1,304	1,112	1,257	1,270	4,942
		Subtotal - Apartment	*1,304*	*1,112*	*1,257*	*1,270*	*4,942*
Pacific Oak Residential Trust (PORT)	Various	Single-Family Rentals	4,062	4,031	3,474	4,174	15,742
		Subtotal - SFR	*4,062*	*4,031*	*3,474*	*4,174*	*15,742*
Q&C Hotel (JV)	New Orleans, LA	Hotel	1,615	(96)	397	911	2,828
		Subtotal - Hotel	*1,615*	*(96)*	*397*	*911*	*2,828*
Adjustments for Other Properties, Incl. Sold Properties			(2,939)	1,147	1,311	1,046	565
		Subtotal - Consolidated Properties	*13,298*	*13,442*	*14,117*	*15,483*	*56,340*
110 William St. [2]	New York, NY	Office	(280)	(109)	317	(4)	(77)
		Subtotal - Unconsolidated Office	*(280)*	*(109)*	*317*	*(4)*	*(77)*
		Subtotal - All Properties	*13,017*	*13,333*	*14,433*	*15,479*	*56,263*
		Less: Minority Interest	(192)	(168)	(106)	(146)	(613)
		Grand Total	***$ 12,825***	***$ 13,165***	***$ 14,327***	***$ 15,332***	***$ 55,650***

(1) Gross profit is measured for properties only and excludes the (i) dividend income from equity securities and (ii) 353 Sacramento JV. 353 Sacramento NOI is $2.1 million for the trailing four quarters.
(2) Reflects the Company's interest in the joint ventures that own 110 William Street. Rental income and expenses for this property are included in equity in income (loss) of unconsolidated joint venture in the Company's consolidated statements of operations.

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Portfolio Occupancy

Property Name	City, State	Property Type	Rentable Square Ft. Dec. 31, 2024	Dec. 31, 2024 Leased Occupancy % [1]	Sep. 30, 2024 Leased Occupancy % [1]	June 30, 2024 Leased Occupancy % [1]	March 31, 2024 Leased Occupancy % [1]	Dec. 31, 2023 Leased Occupancy % [1]
Richardson Office Portfolio	Richardson, TX	Office	429,839	62.2%	55.7%	55.9%	55.9%	55.9%
Park Centre	Austin, TX	Office	205,096	53.9%	54.8%	54.8%	54.8%	54.8%
Crown Pointe	Dunwoody, GA	Office	509,792	62.9%	62.6%	62.6%	62.6%	62.6%
Marquette Plaza	Minneapolis, MN	Office	522,656	83.5%	83.5%	83.5%	83.5%	83.5%
8 & 9 Corporate Centre	Nashville, TN	Office	315,299	83.5%	90.8%	90.8%	90.8%	90.8%
Georgia 400 Center	Alpharetta, GA	Office	429,771	67.7%	66.6%	66.6%	66.6%	66.6%
Lincoln Court	Campbell, CA	Office	123,849	65.0%	71.7%	71.7%	71.7%	71.7%
Oakland City Center	Oakland, CA	Office	368,059	56.3%	60.9%	60.8%	60.8%	60.9%
Madison Square (JV)	Phoenix, AZ	Office	281,916	63.1%	63.1%	63.1%	63.1%	63.1%
		Subtotal - Consolidated Office	3,186,277	66.2%	65.9%	68.1%	68.1%	68.2%
1180 Raymond	Newark, NJ	Apartment	268,462	95.3%	95.3%	93.4%	97.5%	96.8%
Subtotal		*Subtotal - Apartment*	268,462	95.3%	95.3%	93.4%	97.5%	96.8%
Pacific Oak Residential Trust (PORT)	Various	Single-Family Rentals	3,025,740	93.5%	94.1%	94.7%	94.0%	93.0%
		Subtotal - SFR	3,025,740	93.5%	94.1%	94.7%	94.0%	93.0%
		Grand Total	**6,480,479**	**80.1%**	**80.3%**	**81.6%**	**81.4%**	**80.9%**
110 William St. (Unconsolidated JV)	New York, NY	Unconsolidated Office	928,157	100.0%	100.0%	100.0%	100.0%	100.0%

(1) Leased occupancy reflects actual leases signed, including leases that may not have commenced, as of the periods shown above.

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Debt Maturities, Fully Extended

	Fully Extended Maturities (1)								
	Current Maturity	Fully Extended Maturity	2025	2026	2027	2028	2029	Thereafter	Total
Consolidated Office Debt:									
Madison Square (JV) (6)	Apr-25	Oct-29	-	-	-	-	20,722	-	20,722
Georgia 400 Center (2)	Mar-25	Mar-25	39,662	-	-	-	-	-	39,662
Richardson (JV) (2), (3)	Apr-25	Apr-25	12,018	-	-	-	-	-	12,018
Crown Pointe	Apr-25	Apr-27	-	-	54,738	-	-	-	54,738
Lincoln Court	Aug-25	Aug-28	-	-	-	31,325	-	-	31,325
8 & 9 Corporate Centre	Feb-26	Feb-29	-	-	-	-	20,000	-	20,000
BofA Portfolio Loan (4)	Sep-26	Sep-28	6,293	6,293	6,293	98,614	-	-	117,493
Subtotal			57,973	6,293	61,031	129,939	40,722	-	295,958
Unconsolidated JV Debt (at SOR Share):									
110 William (JV) (5)	Jul-26	Jul-28	-	-	-	230,437	-	-	230,437
Subtotal (7)			-	-	-	230,437	-	-	230,437
Consolidated Residential Debt:									
Pacific Oak Residential Trust	Oct-25 to Apr-26	Oct-25 to Apr-26	34,967	156,562	-	-	-	-	191,529
BofA Portfolio Loan (4)	Sep-26	Sep-28	2,107	2,107	2,107	33,022	-	-	39,343
Subtotal			37,074	158,669	2,107	33,022	-	-	230,872
Other Debt:									
Q&C Hotel (JV) (2), (3)	Apr-25	Apr-25	21,966	-	-	-	-	-	21,966
Israeli Series B Bonds (8)	Jan-25	Jan-26	20,665	106,821	-	-	-	-	127,486
Israeli Series C Bonds	Jun-26	Jun-26	-	39,049	-	-	-	-	39,049
Israeli Series D Bonds	Feb-27	Feb-29	-	-	53,812	53,812	53,812	-	161,436
Subtotal			42,631	145,870	53,812	53,812	53,812	-	349,937
Total - All Debt			**137,678**	**310,832**	**116,950**	**447,210**	**94,534**	**-**	**1,107,204**

(1) Using principal balances as of December 2024, and assuming all contractual extension options are exercised. The extension options are subject to terms and conditions outlined in the loan documents. There can be no guarantee as to the outcomes shared, including extending debt to the fully extended maturity date or other refinancings strategies.
(2) The fully extended maturity is in the next twelve months, and no further extension option exists. The Company expects to modify the debt terms, refinance, or sell the property prior to the maturity date.
(3) Richardson and Queen & Crescent Hotel loans are cross-collateralized.
(4) Bank of America portfolio loan is cross-collateralized by Oakland City Center, The Marq, and Park Centre (offices) as well as 1180 Raymond (apartment). The table above reflects a hypothetical allocation of the debt balance and repayment schedule to (i) offices and (ii) residential, based on each property's relative fair value as of December 2024 and for purposes of presenting the information by property type.
(5) The 110 William amount represents a hypothetical allocation of the debt balance based on SOR's share of the joint venture. As part of the debt restructuring, which closed in July 2023, the Company provided certain commitments to the lenders, including a repayment guaranty and a capital commitment of $105.0 million. As of December 31, 2024, the capital commitment was paid in full.
(6) Madison Square loan matures in April 2025. The company intends to modify the debt terms or refinance and is in active discussions with the lender.
(7) The information in this table does not include (i) SOR's share of Pacific Oak Opportunity Zone and (ii) debt of approximately $112 million for the Sacramento 353 property (the company's share is 55%), the value of the company's investment in which was previously written off in the company's financial reports. The maturity date of the loan expired in December 2024 and the associated company holding the property is working in cooperation with the existing lender to promote the sale of the property and/or the sale of the loan to another lender (note sale). The company will act in the best economic interest of the company considering the offered amounts and general financing terms.
(8) On January 31, 2025, we made the remaining second principal installment payment of 75.3 million Israeli new shekels ($21.0 million as of January 31, 2025) in connection with the Series B bonds.

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